                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                _______________


                                  FORM 8-A/A
                                AMENDMENT NO.1



               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                  P-COM, INC.
              (Exact name of registrant as specified in charter)


         DELAWARE                  0-25356                     77-0289371
  (State of incorporation        (Commission                 (IRS Employer
      or organizaton)            File Number)              Identification No.)


               3175 S. Winchester Boulevard, Campbell, CA 95008
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (408) 866-3666

       Securities to be registered pursuant to Section 12(b) of the Act:

                        PREFERRED STOCK PURCHASE RIGHTS
                               (Title of Class)

                         NASDAQ NATIONAL MARKET SYSTEM
                              (Name of exchange)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE
                               (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

         On October 5, 1998, P-Com, Inc. ("P-Com" or the "Company") amended its Rights Agreement, dated October 1, 1997, (the "Original Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors" (the "First Amendment to the Rights Agreement"). This First Amendment to the Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time a rights agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Original Rights Agreement differed in significant respects from the plan considered in the Toll Brothers case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believed the disputed validity of these provisions under the Toll Brothers opinion warranted action to amend the Original Rights Agreement. The First Amendment to the Rights Agreement was included as Exhibit 4.6 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 15, 1998, and is incorporated by reference herein.

         On December 18, 1998, P-Com amended and restated the Rights Agreement in its entirety (the "Amended and Restated Rights Agreement") in order to: (i) create an exception from the definition of "Acquiring Person" for certain holders of shares of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred") and warrants (the "Series B Warrants") issued, in each case, pursuant to a Securities Purchase Agreement, dated as of December 21, 1998; and (ii) change the fraction of a share of Preferred Stock (as defined in the Amended and Restated Rights Agreement) comprising a Unit ( as defined in the Amended and Restated Rights Agreement) from one-one hundredth (1/100) of a share to one-ten thousandth (1/10,000) of a share of Series A Preferred Stock. The definition of Acquiring Person was amended to create an exception for holders of the shares of Series B Preferred and Series B Warrants because conversion or exercise of, respectively, shares of Series B Preferred or the Series B Warrants might make it possible for a holder of shares of the Series B Preferred or Series B Warrants to become the beneficial owner of a significant amount of the Company's outstanding common stock, and thereby inadvertently trigger the exercisability of the rights under the Original Rights Agreement. The amendment to change the fraction of a share of Series A Preferred Stock comprising a Unit from one-one hundredth (1/100) of a share to one-ten thousandth (1/10,000) of a share so fewer shares of Series A Preferred Stock need be reserved for issuance upon exercise of the rights. This will allow the Company greater flexibility to use its authorized preferred stock for other purposes. The Board of Directors deemed in advisable to amend and restate the

Rights Agreement in its entirety in light of the foregoing amendments. The Amended and Restated Rights Agreement is attached hereto as Exhibit 4.7 and is incorporated by reference herein.


Item 2.   Exhibits.
          --------

3.2C      Certificate of Designation for the Series A Junior Participating
          Preferred Stock, as filed with the Delaware Secretary of State on December 21, 1998.

4.6       First Amendment to the Rights Agreement./1/

4.7       Amended and Restated Rights Agreement, including exhibits thereto.
_____________________________________________

/1/ Incorporated by reference to the Registrant's Current Report on Form 8-
    K, as filed with the Securities and Exchange Commission on October 15, 1998.

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




                                            P-COM, INC.



DATE:  December 21, 1998                    By:  /s/ Michael J. Sophie
                                                 ------------------------------
                                                 Name: Michael J. Sophie
                                                 Title: Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DOCUMENT DESCRIPTION
------                        --------------------
3.2C       Certificate of Designation for the Series A Junior Participating
           Preferred Stock, as filed with the Delaware Secretary of State on
           December 21, 1998.

4.6        First Amendment to the Rights Agreement./1/

4.7        Amended and Restated Rights Agreement, including exhibits thereto.
_____________________________________________

/1/ Incorporated by reference to the registrant's Current Report on Form 8-K, as filed on with the Securities and Exchange Commission on October 15, 1998.